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                                     CONSENT


We have issued our reports dated February 16, 1996 accompanying the financial statements of Daw Technologies, Inc., appearing in the 1995 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended December 31, 1995, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."



Grant Thornton, LLP
Salt Lake City, Utah
June 4, 1996